Reported Results

                                                                         Page
Consolidated

    Consolidated Operations ..........................................   10

    Consolidated Revenues and Operating
        Cash Flow ....................................................   11

    Condensed Consolidated Balance Sheets ............................   12

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MediaOne Group, Inc.
Consolidated Operations Highlights- As Reported
(UNAUDITED)

                                Three Months Ended  Nine Months Ended
Dollars in millions, except         September 30,    September 30,
per share data                     1998     1997    1998      1997
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REVENUES                         $    626 $   974 $   2,239 $  2,875

Cost of sales                         225     314       783      945
Selling, general and admin.           202     338       703      928
Year 2000 costs                         6      -          7       -
                                  -------- ------- --------  --------
OPERATING CASH FLOW (1)               193     322       746    1,002
Depreciation & amortization          (288)   (295)     (894)    (879)
Interest expense, including
 minority guarantee                   (97)   (200)     (432)    (584)
Equity losses in
 unconsolidated ventures              (68)   (177)     (273)    (495)
Gains on sales of investments(2)        3      13     3,911      108
Other income(expense)                  13      (5)       86      (16)
Income tax benefit(expense)            60     116    (1,376)     267
                                  -------- ------- --------  --------
INCOME (LOSS) FROM
 CONTINUING OPERATIONS               (184)   (226)    1,768     (597)

Discontinued operations income,
 net of tax (3)                        -      420    25,208    1,256
Extraordinary item, net of tax         -       (3)     (333)      -
                                  -------- ------- --------  --------
NET INCOME (LOSS)                    (184)    191    26,643      659

Preferred dividends                   (13)    (14)      (39)     (39)
Loss on redemption of
 preferred securities                  -       -        (53)      -
                                  -------- ------- --------  --------
EARNINGS (LOSS) AVAILABLE
 FOR COMMON STOCK                $   (197)$   177 $  26,551 $    620
                                  ======== ======= ========  ========
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AVERAGE SHARES OUTSTANDING
 Basic                               608.8   606.7     608.7    606.6
 Diluted                             608.8   606.7     653.8    606.6

BASIC EARNINGS (LOSS) PER COMMON SHARE

 Earnings(loss)from continuing
  operations                     $  (0.32)$ (0.40)$    2.75 $  (1.05)
 Total earnings (loss)           $  (0.32)$ (0.26)$   42.65 $  (0.64)

DILUTED EARNINGS (LOSS) PER COMMON SHARE

 Earnings(loss) from continuing
  operations                     $  (0.32)$ (0.40)$    2.62 $  (1.05)
 Total earnings(loss)            $  (0.32)$ (0.26)$   39.77 $  (0.64)

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(1) Operating cash flow represents earnings before interest, taxes, depreciation and amortization.
(2) Includes gain on sale of domestic wireless operations of $3,869 for the nine months ended September 30, 1998.
(3) Includes gain on separation from U S WEST Communications (USWC). This also includes income attributable to USW stock of zero for the three months and $589 for the nine months ended September 30, 1998, and $336 and $1,007 for the three and nine months ended September 30, 1997, respectively.
(4) As of September 30, 1998 there were 606.8 shares outstanding.
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